EXHIBIT 99.1

Educational Development Corporation Announces First Quarter Fiscal 2020 Results

TULSA, Okla., July 11, 2019 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports net sales and earnings per share results for the first quarter ended May 31, 2019.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal first quarter ended May 31, 2019, the Company reports net revenues of $27,587,400, a decrease of $2,434,900, or 8%, when compared to $30,022,300 for first quarter of the previous year.  Net earnings totaled $1,363,600 for quarter ended May 31, 2019, compared to $1,816,600 for the quarter ended May 31, 2018, a decrease of 25%.  Earnings per share for the quarter were $0.17 compared to $0.22 for the same quarter in the previous year, down 23% on a fully diluted basis.

The net revenues of our direct sales division, Usborne Books & More (“UBAM”) totaled $25,248,100 during the quarter ended May 31, 2019, a decrease of 9% from $27,716,100 for the quarter ended May 31, 2018.  Our average number of active consultants was 31,600 during the quarter ended May 31, 2019, a decrease of 3,500, or 10%, from the average active consultant count reported for the first quarter of last year of 35,100.

The Publishing’s divisions net revenues increased 1% to $2,339,300 in the first quarter of fiscal 2020 from $2,306,200 for the same quarter a year ago.  Publishing sales increased primarily from an increase in order volumes with smaller customers and fewer returns with our largest customers during the first quarter of fiscal 2020.

Per Mr. White, “The decline in the average active consultants between the common first quarters was the primary driver behind the decline in UBAM net revenues.  The significant factor contributing to this decline was in February 2018, we ran the most successful recruiting special in the 30-year history of our UBAM Division. This special brought in over 8,800 new consultants which contributed to the double-digit net revenues growth we reported in the first quarter of fiscal year 2019.  Following the first quarter of last year, our average active consultant count has remained relatively consistent; and we have reported between approximately 30,000 and 33,000 average active consultants each quarter.  Our average active consultant count remained consistent with this level during the first quarter of fiscal 2020, at 31,600.”

Mr. White continued, “To help us return to growth in our UBAM division, we are currently working on several new technology initiatives which we expect will help us recruit and retain the upcoming generations of new consultants entering the workforce.  These new groups of late millennials and early 'Gen Zs' expect mobility features in their everyday activities and we are committed to delivering these capabilities.  Several of our new mobility initiatives are being rolled out this summer and our consultants are excited to begin using them.”

Per Mr. White, “I am also excited to announce that we have just completed the most successful annual convention in UBAM’s history.  This year marks the 30th Anniversary of our direct selling division and we celebrated this anniversary with over 1,700 consultants and leaders that attended our annual convention in the last few days of June.  These consultants received 'Tier 1' training and were able to collaborate and bond with our other consultants from around the country and are more energized and equipped as they return to their home markets.  We believe this was the most productive convention we have ever had and expect great results from our recently announced 30th Anniversary Recruiting Special that we are running during the month of July.”

“Our Publishing Division reported modest growth this quarter as we continue to add new retail customers.  We have high expectations that the Publishing Division will continue to grow in the upcoming year as our smaller retail customers expand our product offerings in their stores and we return to historical sales levels with our largest retail accounts.”

Mr. White continued, “The decline in pretax profits between the first quarter of fiscal 2019 and the first quarter of fiscal 2020 was directly related to the decline in the net revenues of our UBAM division.   However, our pretax profit percentage of 6.7% for the first quarter of fiscal 2020 continues to reflect that our business model remains consistently profitable.”

Mr. White concluded, “Our Board has approved the continued payment of dividends this quarter and authorized a $0.05 per share cash dividend which will be paid on or around Tuesday, September 10, 2019 to shareholders of record August 20, 2019.  We are pleased to continue our recent practice of paying quarterly dividends.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED FINANCIAL RESULTS
	Three Months ended May 31,
	2019	2018
NET REVENUES	$27,587,400	$30,022,300
EARNINGS BEFORE INCOME TAXES	1,846,500	2,495,800
INCOME TAXES	482,900	679,200
NET EARNINGS	$1,363,600	$1,816,600

BASIC AND DILUTED EARNINGS PER SHARE
Basic	$0.17	$0.22
Diluted	$0.17	$0.22

WEIGHTED AVERAGE NUMBER OF COMON AND EQUIVALENT
SHARES OUTSTANDING
Basic	8,184,272	8,177,190
Diluted	8,191,062	8,185,008

EDC will host its first quarter fiscal 2020 results Investor Call including a live Q&A webcast on Tuesday, July 16, 2019, at 3 PM CT (4 PM ET).  Randall White, the Company’s CEO and President and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference ID and passcode are 6674309. The weblink to the call is https://edge.media-server.com/mmc/p/t8y7frqw.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children. EDC is the exclusive United States distributor of the UK-based Usborne Books and owns Kane Miller Publishers; award-winning publishers of international children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2019, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2019 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.